Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-141013) of our report dated February 12, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Honeywell International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 6, 2009